LUMINA RESOURCES CORP

(An Exploration Stage Enterprise)

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2006

TSX: LUR

www.luminaresources.com

F17.4-1

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	March 31,
	2006	2006
		(restated -
		Note 1(b))
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$883,752	$1,289,787
Receivables	4,982	18,582
Prepaid expenses	1,350	1,425
TOTAL CURRENT ASSETS	890,084	1,309,794
EQUIPMENT (Note 3)	16,251	18,480
MINERAL PROPERTIES (Note 4)	4,766,411	4,635,474
TOTAL ASSETS	$5,672,746	$5,963,748
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$122,347	$158,587
FUTURE INCOME TAX	668,151	668,151
TOTAL LIABILITIES	790,498	826,738
SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Note 6)	6,118,790	6,022,277
CONTRIBUTED SURPLUS (Note 7 (b))	268,335	247,021
DEFICIT	(1,504,877)	(1,132,288)
TOTAL SHAREHOLDERS’ EQUITY	4,882,248	5,137,010
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,672,746	$5,963,748
Plan of arrangement (Note 12)

See Accompanying Notes to the Consolidated Financial Statements

F17.4-2

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
(Unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
		(restated -		(restated -
		Note 1(b))		Note 1(b))
GENERAL AND ADMINISTRATIVE
EXPENSES
Management and consulting services	$142,968	$15,514	$160,173	$21,123
Stock-based compensation	16,273	38,934	97,086	156,907
Investor relations and promotion	33,410	47,835	45,983	50,487
Legal	25,743	183	26,032	183
Audit and accounting	12,231	2,609	24,626	3,433
Office and administration	8,935	9,916	20,513	13,933
Regulatory and transfer agent fees	6,417	7,678	8,881	9,716
Amortization	1,098	1,651	2,229	2,405
Less: interest income	(6,222)	(8,849)	(12,934)	(13,181)

LOSS FOR THE PERIOD	(240,853)	(115,471)	(372,589)	(245,006)

DEFICIT, BEGINNING OF PERIOD	(1,264,024)	(797,686)	(1,132,288)	-
Future income tax liability on
reorganization (Note 1(a))	-	-	-	(668,151)

DEFICIT, END OF PERIOD	$(1,504,877)	$(913,157)	$(1,504,877)	$(913,157)

BASIC AND DILUTED LOSS
PER SHARE	$(0.01)	$(0.01)	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	21,161,877	20,941,355	21,123,606	15,442,922

See Accompanying Notes to the Consolidated Financial Statements

F17.4-3

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three	For the Three	For the Six	For the Six Months
	Months Ended	Months Ended	Months Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
		(restated)		(restated)
CASH PROVIDED FROM (USED IN):

OPERATING ACTIVITIES
Net loss for the period	$ (240,853)	$ (115,471)	$ (372,589)	$ (245,006)
Items not involving cash:
Amortization	1,098	1,651	2,229	2,405
Stock-based compensation	16,273	38,934	97,086	156,907

Net changes in non-cash working
capital items:
Receivables	2,635	(66,533)	13,600	(72,933)
Prepaid expenses	1,414	922	75	1,466
Accounts payable and accrued
liabilities	(21,107)	54,929	(36,240)	11,375

	(240,540)	(85,568)	(295,839)	(145,786)

FINANCING ACTIVITIES
Shares issued for cash
- upon reorganization of Lumina
(Note 1)	-	-	-	1,656,427
- upon exercise of options and warrants	8,959	2,000	12,019	2,000

	8,959	2,000	12,019	1,658,427

INVESTING ACTIVITIES
Purchase of equipment	-	(2,099)	-	(11,667)
Expenditures on mineral properties	(40,016)	(1,150,940)	(122,215)	(1,521,741)
Accounts payable and accrued liabilities
incurred for mineral property
expenses	107,084	236,753	-	388,858
Cash, exploration funds	-	1,291,964	-	1,604,140

	67,068	375,678	(122,215)	459,590

INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(164,513)	292,110	(406,035)	1,972,231

CASH AND CASH EQUIVALENTS,
BEGINNING OF PERIOD	1,048,265	1,680,122	1,289,787	1

CASH AND CASH EQUIVALENTS,
END OF PERIOD	$ 883,752	$ 1,972,232	$ 883,752	$ 1,972,232

Supplemental cash flow information (Note 9)

See Accompanying Notes to the Consolidated Financial Statements

F17.4-4

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

1.	NATURE OF OPERATIONS

	(a)	Operations

Lumina Resources Corp. (the “Company”) was incorporated on February 28, 2005, pursuant to the Business Corporations Act of British Columbia and was inactive until May 19, 2005. On this date, Lumina Copper Corp. (“Lumina”) completed a reorganization, by way of a statutory plan of arrangement, and restructured into four separate companies, the existing company, which changed its name to Regalito Copper Corp., and three new companies. The Company is one of the three new companies formed under the reorganization.

The Company is engaged in the identification, acquisition, exploration and development of mineral resources and is considered to be in the exploration stage as it has not placed any of its mineral properties into production.

The Company has entered into mineral property acquisition and option agreements that will require future outlays of cash in order to maintain the properties and options in good standing or in order to fulfil contractual obligations. The recoverability of amounts shown for mineral property interests is dependent upon the discovery of economically recoverable reserves, the ability of the Company to obtain financing to complete their development and future profitable operations or sale of the properties.

These consolidated financial statements have been prepared on a going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of business. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going concern. The Company’s ability to continue as a going concern is dependent on continued financial support from its shareholders, the ability of the Company to raise equity financing or the attainment of profitable operations to meet the Company’s liabilities as they become payable.

	(b)	Restatement

During the prior fiscal year, the Company granted options for the purchase of up to 875,000 common shares to the holders of Lumina options on the date of the reorganization of Lumina on May 19, 2005 (Note 1(a)). The Company’s financial statements for the three and six months ended September 30, 2005 were restated to record the fair value of these options in accordance with CICA 3870.

The Company has adjusted stock based compensation on certain options granted subsequent to the reorganization, in fiscal 2006.

The Company also corrected and reclassified the amount previously recognized at September 30, 2005 for future income taxes arising from the assumption of a future income tax liability by the Company as a result of the reorganization.

F17.4-5

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

The restatements have resulted in the following changes to the Company’s consolidated statement of operations for the three and six months ended September 30, 2005:

	Three Months	Six Months
	Ended	Ended
	September 30,	September 30,
	2005	2005
Stock-based compensation
As previously reported	$38,934	$107,517
Change in stock-based compensation expense related
to 875,000 options	-	64,325
Change in stock-based compensation related to the
vesting of options granted subsequent to the
reorganization	-	(14,935)
As restated	$38,934	$156,907
Net income (loss) for the period
As previously reported	$243,920	$163,775
Change for the reversal of future income tax recoveries	(359,391)	(359,391)
Change in stock-based compensation expense related to
875,000 options	-	(64,325)
Change in stock-based compensation related to the
vesting of options granted subsequent to the
reorganization	-	14,935
As restated	$(115,471)	$(245,006)
Basic and diluted earnings (loss) per share
As previously reported	$0.01	$0.01
Change for the reversal of future income tax recoveries	(0.02)	(0.02)
Change in stock-based compensation expense	-	(0.01)
As restated	$(0.01)	$(0.02)

F17.4-6

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

2.	SIGNIFICANT ACCOUNTING POLICIES

	(a)	Principles of presentation

These consolidated financial statements are presented in Canadian dollars and they include the accounts of Lumina Resources Corp. and its wholly-owned subsidiaries, CRS Copper Resources Corp. and Moraga Resources Ltd.

The accompanying unaudited interim consolidated financial statements are prepared in accordance with generally accepted accounting principles (“GAAP”) in Canada with respect to the preparation of interim financial statements. Accordingly, they do not include all of the information and disclosures required by Canadian GAAP in the preparation of annual consolidated financial statements. As described in note 11, these principles differ in certain material respects from accounting principles generally accepted in the United States.

The accounting policies used in the preparation of the accompanying unaudited interim consolidated financial statements are the same as those described in the annual consolidated financial statements and the notes thereto for the fiscal year ended March 31, 2006. In the opinion of management, all adjustments considered necessary for fair presentation have been included in these financial statements. The interim consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements including the notes thereto for the fiscal year ended March 31, 2006.

	(b)	Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles in Canada requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	EQUIPMENT

			September
			30, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Furniture and office equipment	$36,241	$19,990	$16,251

F17.4-7

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

4.	MINERAL PROPERTIES

At September 30, 2006, the Company's mineral properties are comprised of properties located in Canada.

	Hushamu	Redstone	Casino	Total
Balance, March 31, 2006,	$2,151,213	$1,678,930	$805,331	$4,635,474

Additions during period:
Property exploration
Geological	75,365	13,454	2,863	91,682
Taxes and filing fees	-	28,030	-	28,030
Stock based compensation	8,722	-	-	8,722
Travel and accommodation	2,503	-	-	2,503

Balance, September 30, 2006	$2,237,803	$1,720,414	$808,194	$4,766,411

(a)	Hushamu Property

The Company owns a 100% interest in the Hushamu Property, which consists of 163 mineral claims located on northern Vancouver Island, British Columbia. Should a production decision be made to commercially develop these claims, a payment of $1,000,000 is payable to a former owner. In addition, the claims are subject to a 10% net profits interest royalty.

Pursuant to a letter agreement dated February 3, 2005, the Company obtained an option to acquire a 100% interest in 54 mineral claims located on Vancouver Island, British Columbia, Canada in consideration of cash payments in the aggregate of $200,000, payable over a three year period (as of September 30, 2006, $60,000 paid). Should a production decision be made, an additional $800,000, payable in cash or in shares at the Company’s election, will be paid to the optionor. The mineral claims comprise 14,600 hectares surrounding the Company’s Hushamu Property.

As additional consideration for this option, the Company granted the right to the optionor to explore and exploit the Hushamu claims for non-metallic industrial minerals, subject to the Company’s right to terminate such activities should such right conflict with the Company’s plans for the property.

(b)	Redstone Property

The Company owns a 100% interest in the Redstone Property which consists of 55 mineral claims and 5 mineral leases expiring in 2013 covering 60 units in the Coates Lake area of the Northwest Territories, Canada. The mineral leases are subject to a net smelter return royalty of between 3% to 4%, depending on the average price of copper at the time of production.

F17.4-8

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

(c)	Casino Property

The Casino property encompasses 161 mining claims, all of which are subject to a 5% net profits royalty. A third party has a pre-existing option to purchase 55 of the claims for $1 and a 10% net profits royalty.

Pursuant to an agreement dated July 15, 2002 with Great Basin Gold Ltd. the Company has an option to purchase a 100% interest in the Casino Deposit claim group located in the Whitehorse Mining Division, Yukon Territory, Canada. The option may be exercised at any time until July 15, 2007 by paying $1,000,000 to Great Basin.

5.	RELATED PARTY TRANSACTIONS

The Company paid for management and geological consulting services to its former president as follows:

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Management and geological services	$11,600	$15,000	$29,000	$22,258

The Company shares general and administrative expenses with four other companies having certain directors in common. These expenses include rental of office space and management fees as follows:

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Rental and office space	$1,147	$2,069	$2,496	$3,411
Management fees	$4,932	$3,834	$8,227	$5,084

Included in accounts payable and accrued liabilities at September 30, 2006 is an amount of $23,896 owed to one of the companies for shared expenses.

The foregoing related party transactions are recorded at the exchange amount, which is the amount of consideration paid or received as established and agreed to between the parties. The exchange amount was negotiated and established and agreed to by the related parties as if they were dealing at arm’s length.

6.	SHARE CAPITAL

(a) Authorized

An unlimited number of common shares without par value.

F17.4-9

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

(b)	Issued and outstanding common shares:

	Number of
	Shares	Amount
Balance, March 31, 2006	21,009,442	$6,022,277
Exercise of options (Note 7)
- for cash	88,000	5,020
- fair value of options exercised	-	29,193
Exercise of warrants for cash	100,000	7,000
Issued for services (Note 6(c))	79,000	55,300
Balance, September 30, 2006	21,276,442	$6,118,790

	(c)	Pursuant to a compensation agreement, the Company issued 79,000 common shares as a bonus payment to the president during the three months ended June 30, 2006.

7.	STOCK OPTIONS

	(a)	Options Outstanding

Under the Company’s stock option plan, the board of directors may grant options for the purchase of up to a total of 10% of the total number of issued and outstanding common shares of the Company. Options granted under the plan vest over time at the discretion of the board of directors. Exercise prices on options granted under the plan are determined by reference to the market value on the date of the grant,

Summary of the Company’s stock options as at September 30, 2006 and changes during the period then ended is as follows:

		Weighted
		Average
	Number	Exercise
	of Shares	Price

Outstanding at March 31, 2006	1,298,000	$0.27
Exercised	(88,000)	0.06

Outstanding at September 30, 2006	1,210,000	$0.24

F17.4-10

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

At September 30, 2006, the Company has outstanding stock options to purchase an aggregate 1,210,000 common shares as follows:

	Options Outstanding		Options Exercisable
Number		Exercise	Number	Exercise
of Shares	Expiry Date	Price	of Shares	Price

450,000	June 6, 2008	$0.01	450,000	$0.01
25,000	August 8, 2008	0.01	25,000	0.01
150,000	October 17, 2008	0.03	150,000	0.03
50,000	April 20, 2009	0.07	-	-
20,000	January 27, 2010	0.05	20,000	0.05
240,000	June 17, 2010	0.75	159,000	0.75
5,000	August 23, 2010	0.43	5,000	0.43
270,000	January 13, 2011	0.36	90,002	0.36

1,210,000		$0.24	899,002	$0.18

(b)	Stock Based Compensation

	Number of	Fair Value Amount
	Options	Unvested	Vested

Unexercised options, March 31, 2006	1,298,000	$98,872	$247,021
Vested	-	(50,507)	50,507
Exercised	(88,000)	-	(29,193)

Unexercised options, September 30, 2006	1,210,000	$48,365	$268,335

The fair value used to calculate the compensation expense related to the stock options issued is estimated using the Black-Scholes Option Pricing Model with the following assumptions:

Weighted average:
Risk-free interest rate	3.10%
Expected dividend yield	-
Expected stock price volatility	99%
Expected option life in years	2

Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate.

8.	WARRANTS

The Company had warrants outstanding for the acquisition of 100,000 common shares exercisable at a price of $0.07 per share until March 14, 2007. The warrants were exercised on September 22, 2006. As at September 30, 2006, there were no warrants outstanding.

F17.4-11

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

9.	SUPPLEMENTAL CASH FLOW INFORMATION

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005

Significant non-cash financing and
investing activities
Common shares issued for services	$-	$-	$55,300	$-

10.	SEGMENTED DISCLOSURE

The Company has one operating segment, mineral exploration, and all capital assets of the Company are located in Canada.

11.	MATERIAL DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

These consolidated financial statements have been prepared in accordance with Canadian GAAP, which differ from those principles and practices that the Company would have followed had its financial statements been prepared in accordance with GAAP, as described below.

	a)	Mineral property exploration expenditures

Mineral property exploration expenditures are accounted for in accordance with Canadian GAAP as disclosed in note 2.

For U.S. GAAP purposes, mineral property exploration expenditures are expensed when incurred until it can be proven that economically viable reserves are present in the property and the Company has the ability and intention to pursue exploitation of these reserves.

Mineral property development expenditures incurred subsequent to the determination of the feasibility of mining operations are capitalized until the property to which they relate is placed into production, sold, allowed to lapse or abandoned, or when impairment in value has been determined to have occurred.

Mineral property acquisition costs include the cash consideration and the fair value of common shares and warrants issued for mineral property interests, pursuant to the terms of the relevant agreement. Mineral properties are written off if the property is sold, allowed to lapse, abandoned, or when impairment in the value has been determined to have occurred. Mineral property sales proceeds or option payments received for exploration rights are treated as cost recoveries.

	b)	Comprehensive Income

U.S. GAAP requires disclosure of comprehensive income (loss) which is intended to reflect all other changes in equity except those resulting from contributions by, and payments to owners. The Company has no other comprehensive income items and therefore earnings (loss) is the same as comprehensive income (loss).

F17.4-12

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

c)	Income taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under U.S. GAAP, only enacted rates are used in the calculation of future income taxes. This GAAP difference did not result in a difference in the financial position, results of operations or cash flows of the Company for the six month period ended September 30, 2006.

Balance Sheets

	As at	As at
	September 30,	March 31,
	2006	2006
	$	$

Mineral properties - under Canadian GAAP	4,766,411	4,635,474
Cumulative exploration expenditures written off under
U.S. GAAP (a)	(2,336,309)	(2,205,372)

Mineral properties - under U.S. GAAP	2,430,102	2,430,102

Future income tax liability – under Canadian GAAP	668,151	668,151
Future income tax effect of cumulative exploration
expenditures written off under U.S. GAAP	(668,151)	(668,151)

	-	-

Shareholders’ equity - under Canadian GAAP	4,882,248	5,137,010
Cumulative exploration expenditures written off under
U.S. GAAP (a)	(2,336,309)	(2,205,372)
Future income tax effect of cumulative exploration
expenditures written off under U.S. GAAP	668,151	668,151

Shareholders’ equity - under U.S. GAAP	3,214,090	3,599,789

F17.4-13

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

Statements of Loss and Deficit

	For the Period	Three months ended		Six months ended
	from	September 30,		September 30,
	Inception to
	September 30,
	2006	2006	2005	2006	2005
	$	$	$	$	$

Earnings (Loss) for the period
- under Canadian GAAP	(836,726)	(240,853)	(115,471)	(372,589)	(245,006)
Exploration expenditures for the period
(a)	(2,336,309)	(44,189)	(1,080,035)	(130,937)	(1,243,202)

Earnings (Loss) for the period
- under U.S. GAAP	(3,173,035)	(285,042)	(1,195,506)	(503,526)	(1,488,208)

Retained Earnings (Deficit) - under U.S.
GAAP, Beginning of period	-	(2,887,993)	(292,702)	(2,669,509)	-
Earnings (Loss) for the period - under
U.S. GAAP (a), (b)	(3,173,035)	(285,042)	(1,195,506)	(503,526)	(1,488,208)

Retained Earnings (Deficit) - under U.S.
GAAP, End of period	(3,173,035)	(3,173,035)	(1,488,208)	(3,173,035)	(1,488,208)

Basic and diluted earnings (loss) per
share
Under Canadian GAAP		($0.01)	($0.01)	($0.02)	($0.02)
Under U.S. GAAP		($0.01)	($0.06)	($0.02)	($0.10)

Weighted average number of shares
outstanding under Canadian and
U.S. GAAP		21,161,877	20,941,355	21,123,606	15,442,922

F17.4-14

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

Statements of Cash Flows

Operating activities	For the Period	Three months ended		Six months ended
	from Inception	September 30,		September 30,
	to September
	30, 2006	2006	2005	2006	2005
	$	$	$	$	$
Cash provided by (used in) operating
activities, under Canadian GAAP	(477,927)	(240,540)	(85,568)	(295,839)	(145,786)
Adjustment for mineral properties and
deferred exploration (a)	(2,170,449)	67,068	(816,038)	(122,215)	(1,034,734)

Cash provided by (used) in operating
activities, under U.S. GAAP	(2,648,376)	(173,472)	(901,606)	(418,054)	(1,180,520)

Financing activities	For the Period	Three months ended		Six months ended
	from Inception	September 30,		September 30,
	to September
	30, 2006	2006	2005	2006	2005
	$	$	$	$	$
Cash provided by (used in) financing
activities, under Canadian and US
GAAP	3,806,827	8,959	2,000	12,019	1,658,427

Investing activities	For the Period	Three months ended		Six months ended
	from Inception	September 30,		September 30,
	to September
	30, 2006	2006	2005	2006	2005
	$	$	$	$	$
Cash provided by (used in) investing
activities, under Canadian GAAP	(2,445,148)	67,068	375,678	(122,215)	459,590
Adjustment for mineral properties and
deferred exploration (a)	2,170,449	(67,068)	816,038	122,215	1,034,734

Cash provided by (used in) investing
activities, under U.S. GAAP	(274,699)	-	1,191,716	-	1,494,324

F17.4-15

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

d)	Recent U.S. accounting pronouncements

i)

The Company follows SFAS No. 143, “Accounting for Asset Retirement Obligations”, which is the equivalent of CICA Section 3110. In March 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations”, to clarify when sufficient information would be available to reasonable estimate the timing and cost of performing a conditional asset retirement obligation. FIN No. 47 applies to fiscal years ending after December 15, 2005. Its application has not had an effect on the Company’s consolidated financial statements.

ii)

At the September 29 and 30, 2004 and the November 17 and 18, 2004 Emerging Issues Task Force (“EITF”) meetings, the EITF discussed Issue 04-10, Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds (“EITF 04-10). EITF 04-10 concludes that a company, when determining if operating segments that do not meet the quantitative thresholds of FASB Statement No 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”) should be aggregated, may aggregate such operating segments only if aggregation is consistent with the objective and basic principle of SFAS No. 131, that they have similar economic characteristics, and that the segments share a majority of the aggregation criteria listed in (a) through (e) of paragraph 17 of SFAS No. 131. The consensus in EITF 04-10 should be applied for fiscal years ending after September 15, 2005. The application of this consensus does not affect the presentation of the Company’s operating segment.

iii)

In March 2005, the EITF issued EITF 04-6, “Accounting for Stripping Costs in the Mining Industry”. The consensus indicated that costs of removing overburden and waste materials (“stripping costs”) after production begins, represent variable production costs and should be considered a component of mineral inventory cost subject to the guidance in Chapter 4 of Accounting Research Bulletin No. 43 “Restatement and Revision of Accounting Research Bulletins”. EITF 04-6 is effective for fiscal years beginning after December 15, 2005 and upon adoption, can be applied by either retroactively restating prior periods or using a cumulative catch-up adjustment. The Company believes that this Statement will have no impact on its consolidated financial statements.

iv)

In September 2005, FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 requires retrospective application to prior periods’ financial statements of a change in accounting principle unless it is impracticable to do so. This is a change from the existing practice that requires most accounting changes to be accounted for by including in net income in the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 31, 2005. The impact of SFAS 154 cannot be determined until such time the Company makes a change in accounting policy.

F17.4-16

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

v)

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). This interpretation clarifies the recognition threshold and measurement of a tax position taken on a tax return, and requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. The effect on the Company’s disclosure and consolidated financial statements is not expected to be material.

vi)

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). This statement defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company expects that adoption of SFAS 157 will not have a material effect on is financial condition or results of operation.

vii)

In February 2006, the FASB issued FASB Staff Position (“FSP”) FAS 123R-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event.” FSP FAS 123R-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event and amends paragraphs 32 and A229 of SFAS 123R. The Company was required to apply the guidance in FSP FAS 123R-4 in the current year. Its adoption has not had a significant impact on the Company’s consolidated financial statements.

e)	Recent Canadian accounting pronouncements

i)

In January 2005, the CICA issued Handbook Section 3855, “Financial Instruments – Recognition and Measurement.” It prescribes when a financial asset, financial liability or non-financial derivative is to be recognized on the balance sheet and at what amount, requiring fair value or cost-based measures under different circumstances. It also specifies how financial instrument gains and losses are to be presented. It applies to interim and annual financial statements for fiscal periods beginning on or after October 1, 2006 and will be adopted by the Company on April 1, 2007. Transitional provisions vary based on the type of financial instruments under consideration. The effect on the Company’s consolidated financial statements is not expected to be material.

ii)

CICA Handbook Section 1530, “Comprehensive Income”, was issued in January 2005 to introduce new standards for reporting and presenting comprehensive income. Comprehensive income is the change in equity (net assets) of a company during a reporting period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except for changes resulting from investments by owners and distributions to owners. It applies to interim and annual financial statements for fiscal periods beginning on or after October 1, 2006 and will be adopted by the Company on April 1, 2007. Financial statements for prior periods will be required to be restated for certain comprehensive income items. The effect on the Company’s consolidated financial statements is not expected to be material.

F17.4-17

LUMINA RESOURCES CORP.
(An Exploration Stage Enterprise)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

iii)

In September 2005, the CICA issued Section 3831 “Non-monetary Transactions”. This section supersedes Section 3830 “Non-monetary Transactions” and establishes standards for the measurement and disclosure of non-monetary transactions and defines when an exchange of assets is measured at fair value and when an exchange of assets is measured at carrying amount. Section 3831 applies to all non-monetary transactions initiated in periods beginning on or after January 1, 2006. The application of Section 3831 had no impact on the consolidated financial statements of the Company.

iv)

The CICA replaced Section 3250, “Surplus”, with Section 3251, “Equity”, establishing standards for the presentation of equity and changes in equity during a reporting period. This pronouncement applies to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. The Company plans to adopt this standard beginning on April 1, 2007. The effect on the Company’s consolidated financial statements is not expected to be material.

12.	PLAN OF ARRANGEMENT

The Company entered into a Letter Agreement dated September 15, 2006 and a definitive Arrangement Agreement dated October 20, 2006 with Western Copper Corp. (“Western Copper”) whereby Western Copper, through a plan of arrangement, would acquire all of the issued and outstanding shares of the Company. Under the plan of arrangement, the Company’s shareholders would receive one share of Western Copper for one Company share.

The transaction was approved by the Company’s shareholders on November 24, 2006 and by the Supreme Court of British Columbia on November 27, 2006. The transaction closed on November 30, 2006. In connection with the successful completion of the transaction, the Company approved certain termination and director compensation payments totalling $300,000.

F17.4-18